DISSENTERS' RIGHTS - MILLER                   ANNEX II
11-12-91
                         NEVADA General Corporation Law                 Corp.-73

     78.480  DOMESTIC  AND  FOREIGN   CORPORATIONS:   AGREEMENT  FOR  MERGER  OR
CONSOLIDATION.-(Repealed by Ch. 442, L.'91, eff. 10-1-91.)

     Prior to its repeal by Ch. 442. L. '91. eff. 10-1-91, this section read as follows: "1. All the constituent corporations must enter into an agreement in writing which must prescribe:

     (a) The terms and conditions of the merger or consolidation.

     (b) The mode of carrying the merger or consolidation into effect.

     (c) The manner of converting the shares of each of the constituent corporations into shares or other securities of the corporation surviving or resulting from the merger or consolidation and the other consideration which the holders of shares in the constituent corporations may receive in exchange for, or upon the conversion of, those shares, or the certificates evidencing them which may be in addition to or in lieu of shares or other securities of the surviving or consolidated corporation.

     (d) Such other details and provisions as are deemed necessary or proper, including, without limitation, any of the provisions permitted by NRS 78.455.
78.460 and 78.465.

     2. The agreement must also set forth such other facts as are required in certificates of incorporation by the laws of the state or foreign country, which are stated in the agreement to be the laws that govern the surviving or consolidated corporation and that can be stated in the case of a consolidation or merger.

     3. If the agreement is for a merger and the surviving corporation is a corporation organized under the laws of this state. the agreement must state any matters with respect to which the certificate or articles of incorporation of the surviving corporation are to be amended, and the certificate or articles of incorporation shall be deemed to be amended accordingly upon the effective date of the merger.

     4. If the agreement is for a consolidation and the consolidated corporation is to be governed by the laws of this state, the agreement must state the matters required or permitted by NRS 78.035 to be set forth in a certificate or articles of incorporation, and such statements shall be deemed to be the certificate or articles of incorporation of the consolidated corporation upon the effective date of the consolidation."

                              [Dissenters' Rights]

     78.481 [STOCKHOLDER'S RIGHT TO DISSENT AND OBTAIN PAYMENT: CONDITIONS; CHALLENGE OF ACTION].-1. Except as otherwise provided in NRS 78.482, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

     (a) Consummation of a plan of merger to which the corporation is a party:

     (1) If approval by the stockholders is required for the merger by section 11 of this act or the articles of incorporation and the stockholder is entitled to vote on the merger; or

     (2) If the corporation is a subsidiary and is merged with its parent under NRS 78.457.

     (b) Consummation of a plan of exchange to which the corporation is a party as the corporation whose shares will be acquired, if the stockholder is entitled to vote on the plan.

     (c) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.


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74-Corp.                 NEVADA General Corporation Law                 11-12-91

     2. A  stockholder  who is entitled to dissent and obtain  payment under NRS
78.471 to 78.502 may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the corporation. (Added by Ch. 442, L. '91, eff. 10-1-91.)

     78.4,92 [RIGHT TO DISSENT WITH RESPECT TO PLAN OF MERGER OR SHARE EXCHANGE].-There is no right of dissent with respect to a plan of merger or exchange in favor of holders of shares of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange or held by at least 2,000 stockholders of record, unless in either case:

     1. The articles of incorporation of the corporation issuing the shares provide otherwise; or

     2. The holders of the class or series are required under the plan of merger or exchange to accept for such shares anything except:

     (a) Cash, shares or shares and cash in lieu of fractional shares of:

     (1) The surviving or acquiring corporation; or

     (2) Any other corporation which, at the effective date of the plan of merger or exchange. were either listed on a national securities exchange or held of record by at least 2,000 stockholders of record; or

     (b) A combination of cash and shares of the kind described in subparagraphs
(1) and (2) of paragraph (a). (Added by Ch.442, L.'91, eff. 10-1-91.)

     78.483 [ASSERTING DISSENTER'S RIGHTS].-1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

     2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

     (a) He submits to the corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

     (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote. (Added by Ch.442. L.'91, eff.10-1-91.)

     78.485 DOMESTIC AND FOREIGN CORPORATIONS: APPROVAL OF AGREEMENT.-Repealed by Ch. 442, L.'91, eff. 10-1-91.)

---
     Prior to its repeal by Ch. 442. L. 91. eff. 10-1-91, this section read as follows: "1. The agreement must be authorized, adopted, approved, signed and acknowledged by each of the constituent corporations in accordance with the laws under which it is formed, and, in the case of a corporation organized under the laws of this state, in the manner provided in NRS 78.455, 78.46O, 78.465 and 78.470.


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11-12-91                 NEVADA General Corporation Law                 Corp.-75

     2. The agreement so authorized, adopted, approved, signed and acknowledged must be filed in the office of the secretary of state and shall be deemed to be the agreement and act or merger or consolidation of the constituent corporations for all purposes of the laws of this state. Unless a later effective date is specified in the agreement, the merger or consolidation shall be deemed to be effective when the agreement is filed. The effective date must be more than 90 days after the agreement is filed.

     3. A certified copy of the agreement is prima facie evidence of the performance of all conditions precedent to the merger or consolidation, and of the continued existence of the surviving corporation or of the creation and existence of the consolidated corporation."

     78.486 DOMESTIC AND FOREIGN CORPORATIONS: SIMPLIFIED MERGER; OWNERSHIP OF 90 PERCENT OF OUTSTANDING STOCK BY PARENT CORPORATION.-Repealed by Ch.442. L.'91, eff. 10-1-91.)

---

     Prior to its repeal by Ch. 442, L. '91, eff. 10-1-91, this section read as follows: "1. If at least 90 percent of the outstanding shares of each class of the stock of a corporation or corporations is owned by another corporation, and one of the corporations is a corporation of this state and the other or others are corporations of this state or are organized under the laws of a jurisdiction whose laws permit such a merger, whether or not the jurisdiction is one of the United States, the corporation having such stock ownership may either merge the other corporation or corporations into itself and assume all of its or their obligations, or merge itself, or itself and one or more of the other corporations, into one of the other corporations by filing with the secretary of state a certificate of such ownership and merger, setting forth a copy of the resolution of its board of directors to merge and the date of the adoption thereof. Unless a later effective date is specified in the certificate, the merger or consolidation shall be deemed to be effective when the certificate is filed. The effective date must not be more than 90 days after the certificate is filed. The certificate must be signed by its president or a vice-president and its secretary or treasurer, and acknowledged in the manner prescribed by NRS 111.270.

     2. If any of the corporation is organized under the laws of a jurisdiction other than one of the United States or the District of Columbia, it is a further condition of merger under this section that the surviving corporation be a corporation of this state.

     3. If the parent corporation does not own all the outstanding stock of all the subsidiary corporations which are parties to a merger pursuant to this section, the resolution of the board of directors of the parent corporation must state the terms and conditions of the merger, including the securities, cash or other property to be issued, paid or delivered by the surviving corporation upon surrender of each share of the subsidiary corporation or corporations not owned by the parent corporation.

     4. If the parent corporation is not the surviving corporation, the resolution must include provisions for the pro rata issuance of stock of the surviving corporation to the holders of the stock of the parent corporation or surrender of any certificates therefor, and the certificate of ownership and merger must state that the proposed merger has been approved by the holders of a majority of the stock of the parent corporation at a meeting of its stockholders called and held after 20 days' notice of the purpose of the meeting mailed to each of its stockholders at his address as it appears on the records of the corporation.

     78-487 DOMESTIC AND FOREIGN CORPORATIONS: SIMPLIFIED MERGER; POWERS OF SURVIVING NEVADA CORPORATION.-(Repealed by Ch. 442, L. '91, eff. 10-1-91.)

---
     Prior to its repeal by Ch. 442. L.'91. eff. 10-1-91, this section read as follows: "If the surviving corporation is a Nevada corporation:

  1. It may change its corporate name by the inclusion of a provision to that effect in the resolution of merger adopted by the directors of the parent corporation and set forth in the certificate of ownership and merger. and upon the effective date of the merger, the name of the corporation shall be so changed.

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Corp.-76                 NEVADA General Corporation Law                 11-12-91

     2. The certificate of incorporation of the surviving corporate . on shall automatically be amended to the extent, if any, that changes in its certificate of incorporation are set forth in the certificate of ownership and merger."

     78.488 DOMESTIC AND FOREIGN CORPORATIONS: SIMPLIFIED MERGER; APPROVAL OF PUBLIC SERVICE COMMISSION OF NEVADA.-(Repealed by Ch. 442, L. '91, eff. 10-1-91.)

---
     Prior to its repeal by Ch. 442, L.'91. eff. 10.1-91, this section read as follows: "If the parent corporation is subject to the jurisdiction of the public service commission of Nevada, the approval of the merger by the commission shall be endorsed on or annexed to the certificate of ownership and merger before filing."

     78.490 DOMESTIC AND FOREIGN CORPORATIONS: SERVICE OF PROCESS IN NEVADA IN CERTAIN PROCEEDINGS.-(Repealed by Ch. 442, L.'91, eff. 10-1-91.)

---
     Prior to its repeal by Ch. 442, L.'91. eff. 10-1-91, this section read as follows: "1. If the surviving or consolidated corporation will be governed by the laws of a state other than this state or by the laws of a foreign country, it must agree that it may be served with process in this state in any proceeding for enforcement of any obligation of any constituent corporation organized and existing, before the merger or consolidation, under the laws of this state, including any amount fixed by appraisers or the district court pursuant to the provisions of NRS 78.510, and must irrevocably appoint the secretary of state as its agent to accept service of process in an action for the enforcement of payment of any such obligation or any amount fixed by the appraisers, and must specify the address to which a copy of the process may be mailed by the secretary of state.

     2. Service of such process must be made by personally delivering to and leaving with the secretary of state duplicate copies of such process and the payment of a fee of $1O for accepting and transmitting the process. The secretary of state shall forthwith send by registered mail one of the copies to the surviving or consolidated corporation at its specified address, unless the surviving or consolidated corporation has designated in writing to the secretary of state a different address for that purpose, in which case it must be mailed to the last address so designated."

                            Decision Under Prior Law

     .1 Registered mail.-Where federal statute required giving of notice by registered mail and notice was given by ordinary mail, notice was sufficient; statute "was intended to be highly remedial," hence was "to be construed liberally." Fleisher Eng & Const Co v US, 311 US 15 (1940).

     78.491 [DISSENTERS' RIGHTS: NOTICE OF STOCKHOLDERS' MEETING; PROPOSED CORPORATE ACTION TO CREATE RIGHTS].-1.If the proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled assert dissenters' rights under NRS 78.471 to 78.502, inclusive, and be accompanied by a copy of those sections.

     2. If the corporate action creating dissenters' rights is taken without a vote of the stockholders, the corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 78.4%)3. (Added by Ch. 442, L. '91. eff. 10-1-91.)

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11-12-91                 NEVADA General Corporation Law                 Corp.-77

     78.492 [DISSENTERS' RIGHTS: NOTICE OF STOCKHOLDER'S MEETING; WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT OF SHARES].-1. If the proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to asset dissenter's rights;

     (a) Must deliver to the corporation, before the vote is taken, written notice of his intention to demand payment for his shares if the proposed action if effectuated;

     (b) Must not vote his shares in favor of the proposed action.

     2. A stockholder who does not satisfy the requirements of subsection 1 is not entitled to payment for his shares under this chapter. (Added by Ch. 442, L. '91, eff. 10-1-91.)

     78.493 [DISSENTERS' NOTICE: STOCKHOLDERS WHO SATISFIED REQUIREMENTS TO ASSERT RIGHTS].-1. If the proposed corporate action creating dissenter=s rights is authorized at a stockholder's meeting, the corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

     2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

     (a) State where the demand for payment must be sent and where and when certificates for certificated shares must be deposited;

     (b) Inform the holders of uncertificated shares as to what extent the transfer of the shares will be restricted after the demand for payment is received;

     (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed corporate action requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

     (d) Set a date by which the corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

     (e) Be accompanied by a copy of NRS 78.471 to 78.502, inclusive. (Added by Ch. 442, L. '91, eff. 10-1-91.)

     78.494  [DISSENTERS'  NOTICE:   DEMAND  PAYMENT;   DEPOSIT  OF  DISSENTER'S
CERTIFICATES].-1. A stockholder to whom a dissenter's notice was sent must:

     (a) Demand payment;

     (b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

     (c) Deposit his certificates in accordance with the terms of the notice.

     2. The stockholder who demands payment and deposits his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under NRS 78.471 to 78.502, inclusive. (Added by Ch. 442, L. '91, eff. 10-1-91.)

     78.495  STATUS,   RIGHTS,   LIABILITIES  AND  PRIVILEGES  OF  SURVIVING  OR
CONSOLIDATED CORPORATIONS FOLLOWING MERGER OR CONSOLIDATION.-(Repealed by Ch. 442, L. '91, eff. 10-1-91.)

11-12-91                 NEVADA General Corporation Law                 Corp.-77

---
     Prior to its repeal by Ch. 442, L. '91, eff. 10-1-91, this section read as follows: "1. When an agreement of merger or consolidation, or a certificate of ownership and merger, has been signed, acknowledged and filed, as required by this chapter, and the merger or consolidation has become effective, for all purposes of the laws of this state the separate existence of all the constituent corporations, except that of the surviving corporation in case of merger, ceases, and the constituent corporations thereupon merge into the surviving corporation, in case of merger, ceases, and the constituent corporations thereupon merge into the surviving corporation, in the case of merger, or become the consolidated corporation, in the case of consolidation, and possess all the rights, privileges, powers and franchises as well of a public as of a private nature, and are subject to all the restrictions, disabilities and duties of each of the constituent corporations so merged or consolidated, and all and singular, the rights, privileges, powers and franchise of each of the constituent corporations, and all property, real, personal and mixed, and all debts due to any of the constituent corporations on whatever account, as well for stock subscriptions as all other things or belongings to each of the constituent corporations, are vested in the surviving or consolidated corporation.

     2. All property, rights, privileges, powers and franchises, and every other interest is thereafter as effectually the property of the surviving or consolidated corporation as they were of the several and respective constituent corporations, and the title to any real or personal property, whether by deed or otherwise, vested in any of the respective constituent corporations, and the title to any real or personal property, whether by deed or otherwise, vested in any of the constituent corporations, does not revert or is in any way impaired by reason of the merger or consolidation, except:

     (a) That all rights of creditors and all liens upon any property of any of the constituent corporations are preserved unimpaired, limited in lien to the property affected by such liens immediately before the time of the merger or consolidation, and all debts, liabilities and duties of the respective constituent corporations thenceforth attach by the surviving or consolidated corporation and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it; and

     (b) That the directors of any or all of the constituent corporations may, in their discretion, abandon the merger or consolidation subject to the right of third parties under any contracts relating thereto, without further action or approval by the stockholders of their respective corporation or corporations, at anytime before the merger or consolidation becomes effective as provided by the laws of the states governing the respective constituent corporations and the surviving or consolidated corporations."

                            Decision Under Prior Law

     .1 Debts of selling corporation.-Corporation buying assets of another corporation is not liable for debts of seller, when (1) purchaser does not expressly or impliedly agree to assume such debts; (2) transaction is not consolidation or merger; (3)purchasing corporation is not continuation of selling corporation; and (4) transaction is not fraudulently made to escape liability for such debts. Lamp v Leroy Corp, 454 P2d 24 (1969).

     78.496   [RESTRICTION  ON  TRANSFER  OF  UNCERTIFICATED   SHARES].-1.   The
corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.

     2. The person for whom dissenter's rights are asserted as to uncertificated rights retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action. (Added by Ch. 442, L. '91, eff. 10-1-91.)

     78.497 [PAYMENT TO DISSENTER AFTER RECEIPT OF DEMAND FOR PAYMENT OF AMOUNT ESTIMATED TO BE FAIR VALUE OF SHARES].-1. Except as otherwise provided in NRS 78.498, within 30 days after receipt of a demand for payment, the corporation shall pay each dissenter who complied with NRS 78.494 the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this subsection may be enforced by the district court;

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Corp.-78                 NEVADA General Corporation Law                 11-12-91

     (a) Of the county where the corporation's registered office is located; or

     (b) At the election of any dissenter residing or having its registered office in Nevada, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

     2. The payment must be accompanied by:

     (a) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year, and the latest available interim financial statements, if any;

     (b) A statement of the corporation's estimate of the fair value of the shares;

     (c) An explanation of how the interest was calculated;

     (d) A statement of the dissenter=s rights to demand payment under NRS 78.499; and

     (e) A copy of NRS 78.471 to 78.502, inclusive. (Added by Ch. 442, L. '91, eff. 10-1-91.)

     78.498 [ELECTION BY CORPORATION TO WITHHOLD PAYMENT FROM A DISSENTER].-1. A corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter=s notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed corporate action.

     2. To the extent the corporation elects to withhold payment, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the stares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 78.499. (Added by Ch. 442, L. '91, eff. 10-1-91.)

     78.499 [WRITTEN NOTIFICATION OF DISSENTER TO CORPORATION OF DISSENTER'S ESTIMATE OF FAIR VALUE OF HIS SHARES; WAIVER OF RIGHT TO DEMAND PAYMENT].-1. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 78.497, or reject the corporation's offer pursuant to NRS 78.498 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 78.497 or offered pursuant to NRS 78.498 is less than the fair value of his shares or that the interest due is incorrectly calculated.

     2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the corporation of his demand in writing within 30 days after the corporation made or offered payments for his shares. (Added by Ch. 442, L. '91, eff. 10-1-91.)

     78.500 POWER OF DIRECTORS AND OFFICERS OF CONSTITUENT CORPORATIONS TO EXECUTE NECESSARY INSTRUMENTS OF TITLE AFTER MERGER OR CONSOLIDATION.-(Repealed by Ch. 442, L. '91, eff. 10-1-91.)

---
     Prior to its repeal by Ch. 442, L. '91, eff. 10-1-91, this section read as follows: AIf at any time the surviving or consolidated corporation shall deem or be advised that any further grants, assignments, confirmations or assurance are necessary or desirable to vest or to perfect or confirm of record or otherwise in such surviving or consolidated corporation the title to any property of any constituent corporation, the officers or any of them and directors of such constituent corporation may execute and deliver any and all such deeds, assignments, confirmations and assurances and do all things necessary or proper so as to best prove, confirm and ratify title to such property in the surviving or consolidated corporation or to otherwise carry out the purposes of the merger or consolidation and the terms of the agreement of merger or consolidation or both. The surviving or consolidated corporation shall have the same power and authority to act in respect to any debts, liabilities and duties of the constituent corporations as the constituent corporations would have had, had they continued in existence."

       78.501 [DEMAND FOR PAYMENT; PROCEEDING; VENUE; PARTIES TO PROCEEDING; JUDGMENT].-1. If a demand for payment remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

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11-12-91                 NEVADA General Corporation Law                 Corp.-79

     2. A corporation shall commence the proceeding in the district court of the county where a corporation's registered office is located. If the corporation is a foreign corporation without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     3. The corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

     (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

     (b) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment pursuant to NRS 78.498. (Added by Ch.442, L. '91, eff. 10-1-91.)

     78.502  [PROCEEDING TO DETERMINE FAIR VALUE;  ASSESSMENT OF COSTS, FEES AND
EXPENSES: EXCEPTIONS].-1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

     2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

     (a) Against the corporation and in favor of all dissenters if the court finds the corporation did not substantially comply with the requirements of NRS
78.491 to 78.499, inclusive: or

     (b) Against either the corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 78.471 to 78.502, inclusive.

      3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated. and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

      4. In a proceeding commenced pursuant to subsection I of NRS 78.497, the court may assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

     5. This section does not preclude any party in a proceeding commenced pursuant to NRS 78.501 or subsection I of NRS 78.497 from applying the provisions of N.R.C.P. 68 or NRS 17.115. (Added by Ch.442, L.'91 eff. 10-1-91.)